Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174837, 333-171092, 333-166181, 333-166180, 333-147566, 333-107546, 333-100629, 333-61272, 333-51792, 333-42376, 333-73061, 333-66397, 333-45795, 333-45791 and 333-45789 on Form S-8, in Registration No. 333-171134 on Form S-1 as amended by Post-Effective Amendment No. 2 on Form S-3, and in Registration Nos. 333-173576, 333-90864, 333-62696 and 333-71915 on Form S-3 of Identive Group, Inc. and Subsidiaries (the “Company”); of our report dated March 19, 2013, with respect to the consolidated financial statements and the 2012 figures presented in the schedule of the Company included in this Annual Report (Form 10-K) of the Company for the year ended December 31, 2012.

/s/ Müller	/s/ Richter
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

March 19, 2013